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                                                                    EXHIBIT 10.2

                             HEALTHCARE REALTY TRUST
                                  INCORPORATED

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of April 27, 2004 ("Effective Date") by and between HEALTHCARE REALTY TRUST Incorporated, a Maryland corporation ("Corporation"), and DAVID R. EMERY ("Officer").

                                     RECITAL

      Corporation desires to employ Officer as President and Chief Executive Officer and Officer is willing to accept such employment by Corporation, on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

      THE PARTIES AGREE AS FOLLOWS:

      1. DUTIES. During the term of this Agreement, Officer agrees to be employed by and to serve Corporation as its President and Chief Executive Officer, and Corporation agrees to employ and retain Officer in such capacities. Officer shall devote such of his business time, energy, and skill to the affairs of Corporation as shall be necessary to perform the duties of such positions. Officer shall report only to Corporation's Board of Directors and at all times during the term of this Agreement shall have powers and duties at least commensurate with his position as President and Chief Executive Officer. Officer's principal place of business with respect to his services to Corporation shall be within 35 miles of Nashville, Tennessee.

      2. TERM OF EMPLOYMENT.

      2.1 DEFINITIONS. For purposes of this Agreement the following terms shall have the following meanings:

            (a) "TERMINATION FOR CAUSE" shall mean termination by Corporation of Officer's employment by Corporation by reason of (i) an act or acts of dishonesty on Officer's part constituting a felony which has resulted in material injury to Corporation and which is intended to result directly or indirectly in substantial gain or personal enrichment to Officer at the expense of Corporation, or (ii) a material, substantial and willful breach of this Agreement by Officer which has resulted in material injury to Corporation. For purposes of this Agreement, a termination of Officer's employment with Corporation shall be deemed a Termination Other Than For Cause rather than a Termination For Cause unless the Corporation provides written notice to Officer prior to the date of

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termination that the termination is intended to be a Termination For Cause. If the Corporation provides such notice, the termination will not be effective until it is established as a Termination For Cause by Corporation through a final, nonappealable decision by a court of competent jurisdiction. Until such time as it is established by a nonappealable decision of a court that the termination is a Termination For Cause, Officer shall continue to receive his salary and other compensation described in Section 3 or otherwise, irrespective of whether Officer is placed on leave by Corporation. Nothing contained herein shall preclude Officer from retiring upon or following attainment of his "Normal Retirement Date" as defined in the Healthcare Realty Trust, Incorporated Executive Retirement Plan (the "Executive Retirement Plan") as in effect upon the date of this Agreement, if such retirement occurs prior to a final, nonappealable decision by a court regarding Termination For Cause. Further, if this Agreement terminates due to an election by Officer not to extend the term of this Agreement pursuant to Section 2.2 prior to a final, nonappealable decision by a court regarding Termination for Cause, Officer's termination will not be a Termination for Cause. Corporation shall have the burden of establishing that any termination of Officer's employment by Corporation is a Termination For Cause.

                  (b) "TERMINATION OTHER THAN FOR CAUSE" shall mean any termination by Corporation of Officer's employment by Corporation (other than a

Termination For Cause) and shall include a Constructive Termination of Officer's employment, effective upon notice from Officer to Corporation of such Constructive Termination. A failure or refusal of Corporation to extend the term of employment of Officer in accordance with Section 2.2 hereof, other than as a result of circumstances which would warrant a Termination For Cause hereunder, shall be deemed a Termination Other Than For Cause.

                  (c) "VOLUNTARY TERMINATION" shall mean termination by Officer of Officer's employment by Corporation other than (i) a Constructive Termination as described in subsection 2.1(g), (ii) "Termination Upon a Change in Control" as described in Section 2.1(d), (iii) termination by reason of Officer's death or disability as described in Sections 2.5 and 2.6, (iv) termination by reason of retirement by Officer upon or following attainment of his "Normal Retirement Date" as defined in the Executive Retirement Plan as in effect upon the date of this Agreement and (v) termination of this Agreement due to an election by Officer not to extend the term of this Agreement pursuant to Section 2.2.

                  (d) "TERMINATION UPON A CHANGE IN CONTROL" shall mean a termination by Officer of Officer's employment with Corporation within 24 months following a "Change in Control."

                  (e) "CHANGE IN CONTROL" shall mean (i) the time that Corporation first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 20 percent or more of Corporation's outstanding securities, unless a majority of the "Continuing Directors" approves the acquisition not later than ten business days after

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Corporation makes that determination, or (ii) the first day on which a majority of the members of Corporation's Board of Directors are not "Continuing
Directors."

                  (f) "CONTINUING DIRECTORS" shall mean, as of any date of determination, any member of the Board of Directors of Corporation who (i) was a member of that Board of Directors on January l, 2003, (ii) has been a member of that Board of Directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (x) a majority of Continuing Directors who were members of the Board at the time of such nomination or election or (y) at least four Continuing Directors.

                  (g) "CONSTRUCTIVE TERMINATION" shall mean (i) any material breach of this Agreement by Corporation, (ii) any actual or implied threat of discharge of Officer by Corporation under circumstances which would not constitute a Termination For Cause and which results in an involuntary resignation of employment by Officer, (iii) any act(s) by Corporation which are designed to or have the effect of rendering Officer's working conditions so intolerable or demeaning on a recurring basis that a reasonable person would resign such employment, (iv) a material adverse alteration in Officer's reporting relationships, position, responsibilities, title or status; (v) a reduction in Officer's compensation or a substantial reduction in benefits provided to Officer that are provided for or referenced hereunder; (vi) any attempt to change the terms (including the vesting standards) of any restricted stock reserved for, awarded, granted, or released to Officer under any Incentive Plan which is adverse to Officer; (vii) any attempt to change any benefit, retirement, or Deferred Compensation plan or arrangement made available to Officer which is adverse to Officer; or (viii) relocation of Officer to a location that is more than 35 miles from the location of Corporation's headquarters on the date this Agreement is executed.

                  (h) "DEFERRED COMPENSATION" or "deferred compensation" shall mean any individual or group plan, program, agreement or other arrangement, whether or not a "plan" for purposes of the Employee Retirement Income Security Act of 1974 ("ERISA") and whether or not a retirement plan or supplemental executive retirement plan or additional retirement plan of Corporation, but which in any event involves an agreement by Corporation to make payment(s) to Officer at a future date as compensation for current services to Corporation. The term Deferred Compensation or deferred compensation shall include, but not be limited to, benefits described in the Healthcare Realty Trust Incorporated Executive Retirement Plan, any Incentive Plan, and any implementation thereof or incentive award thereunder, each as it now exists or may hereafter be amended.

                  (i) "INCENTIVE PLANS" shall mean Corporation's 1993 Employees Stock Incentive Plan, the 2003 Employees Restricted Stock Incentive Plan, and any successor plans.

            2.2 BASIC TERM. The term of this Agreement shall be from January 1, 2004 through December 31, 2004, unless terminated earlier pursuant to this
Section 2. Commencing in 2004, on the last day of December of each year, the first

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sentence of this Section 2.2 shall be automatically amended without any action by the parties by deleting each year then appearing therein and inserting in each place the next subsequent year, unless the Officer gives notice to the Corporation no later than 30 days prior to such last day of December that Officer elects not to extend the term of this Agreement.

            2.3 TERMINATION FOR CAUSE. Upon Termination For Cause, Officer immediately shall be paid all accrued salary, bonus compensation, if any, to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but Officer shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. Notwithstanding the foregoing, if this Agreement terminates due to an election by Officer not to extend the term of this Agreement pursuant to Section 2.2 prior to a final, nonappealable decision by a court regarding Termination for Cause, Officer's termination will not be a Termination for Cause.

            2.4 TERMINATION OTHER THAN FOR CAUSE. Notwithstanding anything else in this Agreement, Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to Officer of such termination. Upon any Termination Other Than For Cause, Officer shall immediately be paid all accrued salary, bonus compensation, if any, to the extent earned, whether or not vested without regard to such Termination (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans (including accelerated release and full vesting of shares reserved for Officer under the Incentive Plans, and any implementation thereof or incentive award made to Officer thereunder), accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.2, but no other compensation or reimbursement of any kind.

            2.5 TERMINATION BY REASON OF DISABILITY. If, during the term of this Agreement, Officer, in the reasonable judgment of the Board of Directors of Corporation, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than 12 consecutive months, Corporation shall have the right to terminate Officer's employment hereunder by written notification to Officer and payment to Officer of all accrued salary, bonus compensation, if any, to the extent earned, deferred compensation, whether or not vested without regard to such illness or incapacity (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, with the exception of medical and

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dental benefits which shall continue through the expiration of this Agreement, but Officer shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. In addition, Officer shall receive any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, full vesting of any awards granted to Officer under the Incentive Plans, and any implementation thereof or incentive award made to Officer thereunder; an immediate release of awards that have been reserved for Officer under the Incentive Plans, and any implementation thereof or incentive award made to Officer thereunder, or otherwise, and full vesting of such awards. Notwithstanding the foregoing, any Officer who incurs a disability within the contemplation of the Executive Retirement Plan shall accrue such additional post-disability, post-termination benefits as may be determined in accordance with such plan.

            2.6 DEATH. In the event of Officer's death during the term of this Agreement, Officer's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Corporation shall pay to his estate or such beneficiaries as Officer may from time to time designate all accrued salary, bonus compensation, if any, to the extent earned, whether or not vested without regard to such Termination (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, and full vesting of any awards granted to Officer under the Incentive Plans, and any implementation thereof or incentive award made to Officer thereunder; an immediate release of awards that have been reserved for Officer under the Incentive Plans, and any implementation thereof or incentive award made to Officer thereunder, or otherwise, and full vesting of such awards, but Officer's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

            2.7 VOLUNTARY TERMINATION. In the event of a Voluntary Termination, Corporation shall immediately pay all accrued salary, bonus compensation, if any, to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.

            2.8 TERMINATION UPON A CHANGE IN CONTROL OR RETIREMENT. In the event of (i) a Termination Upon a Change in Control, (ii) retirement by Officer upon or following attainment of his "Normal Retirement Date" as defined in the Executive Retirement Plan as in effect upon the date of this Agreement or (iii) termination of this Agreement due to an election by Officer not to extend the term of this Agreement pursuant to Section 2.2, Officer shall immediately be paid all

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accrued salary, bonus compensation, if any, to the extent earned through the date of termination, including compensation that was earned and deferred, whether or not vested without regard to the Change in Control (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Officer in connection with his duties hereunder, all to the date of termination, full vesting of any awards granted to Officer under the Incentive Plans, and any implementation thereof or incentive award made to Officer thereunder; an immediate release of awards that have been reserved for Officer under the Incentive Plans, and any implementation thereof or incentive award made to Officer thereunder, or otherwise, and full vesting of such awards, and, with respect to a Change in Control, all severance compensation provided in Section 4.1, but no other compensation or reimbursement of any kind.

            2.9 NOTICE OF TERMINATION. Corporation may effect a termination of this Agreement pursuant to the provisions of this Section 2 upon giving 30 days written notice to Officer of such termination. Officer may effect a termination of this Agreement pursuant to the provisions of this Section 2 upon giving 30 days written notice to Corporation of such termination.

            2.10 DETERMINATION OF BENEFIT UPON EARLY PAYMENT. In the event Officer's deferred compensation benefit becomes vested in accordance with Sections 2.4, 2.5, 2.6 or 2.8, Officer shall have the following rights and Corporation shall take appropriate action to amend or modify its compensation arrangements in order to cause:

                  (a) any deferred compensation under the Incentive Plans to be effected by an immediate full vesting of any awards granted to Officer under the Incentive Plans, and any implementation thereof or incentive award made to Officer thereunder; and an immediate release and full vesting of awards that have been reserved by Corporation for Officer under the Incentive Plans, and any implementation thereof or incentive award made to Officer thereunder, or otherwise, such release and vesting to be made within a reasonable time after the relevant event;

                  (b) any deferred compensation payable under a nonqualified defined contribution plan to be paid within an administratively practicable time after the relevant event, in an amount equal to the then-current book account balance;

                  (c) any deferred compensation payable under a nonqualified defined benefit plan to be paid within an administratively practicable time after the relevant event in an amount equal to the greater of (i) the benefit, if any, otherwise determined in accordance with the relevant plan, or (ii) the present value of the then-accrued benefit, determined by reducing the accrued benefit from age 65 to the date as of which payment is made, using the actuarial assumptions which have been used for financial accounting purposes under generally accepted accounting principles; provided, however, that, in the event of the Officer's

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retirement upon eligibility to retire in accordance with the Executive
Retirement Plan as in effect upon the date of this Agreement, the timing and amount of benefit payments from the Executive Retirement Plan shall be determined pursuant to the terms of such plan; and

                  (d) the notice requirement in Corporation's Executive Retirement Plan or any other deferred compensation plan or arrangement for Officer receive a lump-sum payment under the Executive Retirement Plan or other deferred compensation plan or arrangement is reduced to 60 days. Notwithstanding the foregoing, if Officer elects to receive a lump-sum payment under the Executive Retirement Plan or other deferred compensation plan or arrangement following an event described in Sections 2.4, 2.5, 2.6 or 2.8, and such election is not given at least 60 days before Officer's last day of employment, Officer shall still be entitled to a lump-sum payment, but such lump-sum payment shall be reduced by ten percent before being paid to Officer.

            2.11 NO CHANGE IN BENEFIT PLANS. Corporation shall make no change in the terms (including the vesting standards) of any restricted stock reserved for, awarded, granted, or released to Officer under any Incentive Plan, any benefit, retirement, or Deferred Compensation plan or arrangement which adversely affects Officer without Officer's prior written consent.

            3. SALARY, BENEFITS AND BONUS COMPENSATION.

            3.1 BASE SALARY. As payment for the services to be rendered by Officer as provided in Section 1 and subject to the terms and conditions of
Section 2, Corporation agrees to pay to Officer a "Base Salary" for the 12 calendar months beginning January 1, 2004 at the rate of $468,250.58 per annum payable in 24 equal semi-monthly installments. The Base Salary for each year (or portion thereof) beginning January 1, 2005 shall be determined by the Compensation Committee of the Board of Directors (the "Compensation Committee") which shall authorize an increase in Officer's Base Salary in an amount which, at a minimum, shall be equal to the cumulative cost-of-living increment on the Base Salary as reported in the "Consumer Price Index, Nashville, Tennessee, All Items," published by the U.S. Department of Labor. Officer's Base Salary shall be reviewed annually by the Compensation Committee.

            3.2 BONUSES. Officer shall be eligible to receive a bonus for each year (or portion thereof) during the term of this Agreement and any extensions thereof, to be determined by the Compensation Committee in accordance with Corporation's 2003 Restricted Stock Incentive Plan. All such bonuses shall be payable within 45 days after the end of the year to which such bonus relates.

            3.3 ADDITIONAL BENEFITS. During the term of this Agreement, Officer shall be entitled to the following fringe benefits:

                  (a) OFFICER BENEFITS. Officer shall be eligible to participate in such of Corporation's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of Corporation, including, without limitation, the Incentive Plans, and any

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implementation thereof or incentive award thereunder, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of Corporation, Officer's employment with Corporation will be deemed to have commenced on May 1, 1994.

                  (b) VACATION. Officer shall be entitled to eight weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

                  (c) LIFE INSURANCE. For the term of this Agreement and any extensions thereof, Corporation shall at its expense procure and keep in effect term life insurance on the life of Officer, payable to such beneficiaries as Officer may from time to time designate, in the aggregate amount of $2,700,000. Such policy shall be owned by Officer or by a member of his immediate family.

                  (d) REIMBURSEMENT FOR EXPENSES. During the term of this Agreement, Corporation shall reimburse Officer for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Officer in connection with his duties under this Agreement.

      4. SEVERANCE COMPENSATION.

            4.1 SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION UPON A CHANGE IN CONTROL. In the event Officer's employment is terminated in a Termination Upon a Change in Control, Officer shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination), for a period of five years from the date of such termination, on the dates specified in Section 3.1; provided, however, that if Officer is employed by a new employer during such period, the severance compensation payable to Officer during such period will be reduced by the amount of compensation that Officer is receiving from the new employer. However, Officer is under no obligation to mitigate the amount owed Officer pursuant to this
Section 4.1 by seeking other employment or otherwise. Notwithstanding anything in this Section 4.1 to the contrary, Officer may in Officer's sole discretion, by delivery of a notice to Corporation within one year following a Termination Upon a Change in Control, elect to receive from Corporation a lump sum severance payment by bank cashier's check or wire transfer equal to the present value of the flow of cash payments that would otherwise be paid to Officer pursuant to this Section 4.1. However, in no event shall payment pursuant to this Section
4.1 be less than three times Base Salary as defined herein for the applicable period. Such present value shall be determined as of the date of delivery of the notice of election by Officer and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury bills, as reported in the Wall Street Journal (or similar publication), on the date of delivery of the election notice. If Officer elects to receive a lump sum severance payment, Corporation shall make such payment to Officer within ten days following the date on which Officer notifies Corporation of Officer's election. In addition to the severance payment payable under this Section 4.1, Officer shall be

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paid an amount equal to three times the average annual bonus, if any, earned by
Officer in the two years immediately preceding the date of termination. Officer shall also receive (i) full vesting of any awards granted to Officer under the Incentive Plans, and any implementation thereof or incentive award made to Officer thereunder; and (ii) an immediate release of awards that have been reserved by Corporation for Officer under the Incentive Plans, and any implementation thereof or incentive award made to Officer thereunder, or otherwise, and full vesting of such awards. To the extent allowable under the terms of Corporation's benefit programs as in effect on the date of this Agreement, Officer shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of Corporation in which Officer is a participant to the full extent of Officer's rights under such plans, including any perquisites provided under this Agreement, through the remaining term of this Agreement; provided, however, that the benefits under any such plans of Corporation in which Officer is a participant, including any such perquisites, shall cease upon re-employment by a new employer.

            4.2 SEVERANCE COMPENSATION IN THE EVENT OF A TERMINATION OTHER THAN FOR CAUSE. In the event Officer's employment is terminated in a Termination Other Than For Cause, Officer shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination), for a period of three years from the date of such termination, on the dates specified in Section 3.1; provided, however, that if Officer is employed by a new employer during such period, the severance compensation payable to Officer during such period will be reduced by the amount of compensation that Officer is receiving from the new employer. However, Officer is under no obligation to mitigate the amount owed Officer pursuant to this Section 4.2 by seeking other employment or otherwise. Notwithstanding anything in this Section 4.2 to the contrary, Officer may in Officer's sole discretion, by delivery of a notice to Corporation within one year following a Termination Other Than For Cause, elect to receive from Corporation a lump sum severance payment by bank cashier's check or wire transfer equal to the present value of the flow of cash payments that would otherwise be paid to Officer pursuant to this Section 4.2. However, in no event shall payment pursuant to this Section 4.2 be less than three times Base Salary as defined herein for the applicable period. Such present value shall be determined as of the date of delivery of the notice of election by Officer and shall be based on a discount rate equal to the interest rate on 90-day U.S. Treasury bills, as reported in the Wall Street Journal (or similar publication), on the date of delivery of the election notice. If Officer elects to receive a lump sum severance payment, Corporation shall make such payment to Officer within ten days following the date on which Officer notifies Corporation of Officer's election. In addition to the severance payment payable under this
Section 4.2, Officer shall be paid an amount equal to two times the average annual bonus earned by Officer in the two years immediately preceding the date of termination and Officer shall also receive (i) full vesting of any awards granted to Officer under the Incentive Plans, and any implementation thereof or incentive award made to Officer thereunder; and (ii) an immediate release of awards that have been reserved for Officer under the Incentive Plans, and any implementation thereof or incentive award made to Officer thereunder, or otherwise, and full vesting of such awards. Officer shall be

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entitled to accelerated vesting of any accrued benefit under each deferred compensation plan. In addition, the amount which would otherwise have been contributed by Corporation to the account of Officer in any tax-qualified defined contribution plan shall be paid by Corporation to Officer as each such contribution or benefit would have been made or accrued, as applicable, assuming that Officer had remained employed on a full-time basis with a rate of pay equal to his Base Salary. In the case of a Termination Other Than For Cause by reason of the disability of Officer, and if Officer is retired for disability under the Executive Retirement Plan, then Officer will continue to accrue benefits as provided in the Executive Retirement Plan at the time he incurs his disability, notwithstanding any subsequent nonsubstantial employment.

            4.3 NO SEVERANCE COMPENSATION UPON OTHER TERMINATION. In the event of a Voluntary Termination, Termination For Cause, termination by reason of Officer's disability pursuant to Section 2.5, or termination by reason of Officer's death pursuant to Section 2.6, Officer or his estate shall not be paid any severance compensation pursuant to this Article IV and shall receive only the benefits as provided in the appropriate section of Article II applicable to the respective termination.

            4.4 ADDITIONAL PAYMENTS DUE TO CHANGE IN CONTROL.

                  (a) GROSS UP PAYMENT. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of Corporation to or for the benefit of Officer as a result of a "change in control," as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), involving Corporation or its affiliates (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4.4 (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Officer shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) TAX OPINION. Subject to the provisions of Section 4.4(c), all determinations required to be made under this Section 4.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected by Corporation (the "Tax Firm"); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by Officer unless it delivers to Officer a written opinion (the "Tax Opinion") that failure to pay the Excise Tax and to

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report the Excise Tax and the payments potentially subject thereto on or with
Officer's applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Officer. All fees and expenses of the Tax Firm shall be borne solely by Corporation. Within 15 business days of the receipt of notice from Officer that there has been a Payment, or such earlier time as is requested by Corporation, the Tax Firm shall make all determinations required under this Section 4.4, shall provide to Corporation and Officer a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Tax Opinion to Officer. Any Gross-Up Payment, as determined pursuant to this Section 4.4, shall be paid by Corporation to Officer within 15 days of the receipt of the Tax Firm's determination. Subject to the remainder of this Section 4.4, any determination by the Tax Firm shall be binding upon Corporation and Officer; provided, however, that Officer shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Tax Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Corporation should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section 4.4(c) that Officer is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Corporation to or for the benefit of Officer. In determining the reasonableness of the Tax Firm's determinations hereunder, and the effect thereof, Officer shall be provided a reasonable opportunity to review such determinations with the Tax Firm and Officer's tax counsel. The Tax Firm's determinations hereunder, and the Tax Opinion, shall not be deemed reasonable until Officer's reasonable objections and comments thereto have been satisfactorily accommodated by the Tax Firm.

                  (c) NOTICE OF IRS CLAIM. Officer shall notify Corporation in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 calendar days after Officer actually receives notice in writing of such claim and shall apprise Corporation of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Officer to notify Corporation of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Officer under this Section 4.4 except to the extent that Corporation is materially prejudiced in the defense of such claim as a direct result of such failure. Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Corporation notifies Officer in writing prior to the expiration of such period that it desires to contest such claim, Officer shall do all of the following:

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

                        (i) give Corporation any information reasonably requested by Corporation relating to such claim;

                        (ii) take such action in connection with contesting such claim as Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Corporation and reasonably acceptable to Officer;

                        (iii) cooperate with Corporation in good faith in order effectively to contest such claim; and

                        (iv) if Corporation elects not to assume and control the defense of such claim, permit Corporation to participate in any proceedings relating to such claim;

provided, however, that Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Officer harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 4.4, Corporation shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Corporation shall determine; provided, however, that if Corporation directs Officer to pay such claim and sue for a refund, Corporation shall advance the amount of such payment to Officer, on an interest-free basis and shall indemnify and hold Officer harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Corporation's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) RIGHT TO TAX REFUND. If, after the receipt by Officer of an amount advanced by Corporation pursuant to Section 4.4, Officer becomes entitled to receive any refund with respect to such claim, Officer shall (subject to Corporation's complying with the requirements of Section 4.4(c)) promptly pay to Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Officer of an amount advanced by Corporation pursuant to Section 4.4(c), a determination is

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

made that Officer is not entitled to a refund with respect to such claim and Corporation does not notify Officer in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            5. NON-COMPETITION; DISCLOSURE OF INVESTMENTS. During the term of this Agreement, and for a period of seven years thereafter:

            (a) Officer shall not, without the prior written consent of Corporation, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in any corporation or other business entity engaged in the business of buying, selling, developing, building and/or managing real estate facilities for the medical, healthcare and retirement sectors of the real estate industry. Officer understands and acknowledges that Corporation carries on business nationwide and that the nature of Corporation's activities cannot be confined to a limited area. Accordingly, Officer agrees that the geographic scope of this Section 5 shall include the United States of America. Notwithstanding the foregoing, the ownership by Officer of less than 2% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.

            (b) Officer shall not contact or solicit, directly or indirectly, any customer, client, tenant or account whose identity Officer obtained through association with Corporation, regardless of the geographical location of such customer, client, tenant or account, nor shall Officer, directly or indirectly, entice or induce, or attempt to entice or induce, any employee of Corporation to leave such employ, nor shall Officer employ any such person in any business similar to or in competition with that of Corporation. Officer hereby acknowledges and agrees that the provisions set forth in this Section 5 constitute a reasonable restriction on his ability to compete with Corporation and will not adversely affect his ability to earn income sufficient to support himself and/or his family.

            (c) The parties hereto agree that, in the event a court of competent jurisdiction shall determine that the geographical or durational elements of this covenant are unenforceable, such determination shall not render the entire covenant unenforceable. Rather, the excessive aspects of the covenant shall be reduced to the threshold which is enforceable, and the remaining aspects shall not be affected thereby.

            (d) Notwithstanding any provision herein to the contrary, the restrictions and covenants of this Section 5 shall not apply in the event of a Termination Upon a Change in Control.

      6. MISCELLANEOUS.

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

            6.1 PAYMENT OBLIGATIONS. Corporation's obligation to pay Officer the compensation and to make the arrangements provided herein shall be unconditional, and Officer shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, Corporation, to the extent permitted by applicable law and Corporation's Articles of Incorporation and Bylaws, hereby indemnifies Officer for Officer's reasonable attorneys' fees and disbursements incurred in such litigation.

            6.2 CONFIDENTIALITY. Officer agrees that all confidential and proprietary information relating to the business of Corporation shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by Corporation's Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

            6.3 WAIVER. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

            6.4 ENTIRE AGREEMENT; MODIFICATIONS. Except as otherwise provided herein, this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Officer from Corporation. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

            6.5 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by telegraph or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 12 hours after transmission of a telegram to the respective persons named below:

         If to Corporation:

                  Healthcare Realty Trust Incorporated
                  3310 West End Avenue
                  Nashville, Tennessee 37203
                  Phone: (615) 269-8175
                  Fax: (615) 269-8122

         If to Officer:

                  Mr. David R. Emery
                  108 Bonaventure Place
                  Nashville, Tennessee
                  37205 Phone: (615) 383-2955

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

                  Fax: (615) 297-4677

Any party may change such party's address for notices by notice duly give pursuant to this Section 6.5.

            6.6 HEADINGS. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

            6.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

            6.8 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Nashville, Tennessee in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the Arbitrators may be entered in any court having jurisdiction thereof. There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen. To the extent permitted by the Rules of the American Arbitration Association, the selected arbitrators may grant equitable relief. Each party shall pay the fees of the arbitrator selected by him and of his own attorneys, and the expenses of his witnesses and all other expenses connected with the presentation of his case. The cost of the arbitration including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees and costs shall be borne equally by the parties. To the extent that Officer prevails with respect to any portion of an arbitration award, Officer shall be reimbursed by Corporation for the costs and expenses incurred by Officer in connection with the arbitration in an amount proportionate to the award to Officer as compared to the amount in dispute.

            6.9 SEVERABILITY. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

            6.10 SURVIVAL OF CORPORATION'S OBLIGATIONS. Corporation's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of Corporation. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by Corporation (except to an affiliate of Corporation in which event Corporation shall remain liable if the affiliate fails to meet any obligations to make payments or provide benefits or otherwise) or by Officer.

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

            6.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

            6.12 WITHHOLDINGS. All compensation and benefits to Officer hereunder shall be reduced only by all federal, state, local and other withholdings and similar taxes and payments that are required by applicable law. Except as otherwise specifically agreed by Officer, no other offsets or withholdings shall apply to reduce the payment of compensation and benefits hereunder.

            6.13 INDEMNIFICATION. In addition to any rights to indemnification to which Officer is entitled to under Corporation's Articles of Incorporation and Bylaws, Corporation shall indemnify Officer at all times during and, with respect to any claims made following the termination of Officer's employment by Corporation, after the term of this Agreement to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland or any successor provision thereof and any other applicable state law, and shall pay Officer's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws. The indemnification provisions contained in this Section 6.13 shall survive the termination of this Agreement and Officer's employment by Corporation indefinitely.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                                         CORPORATION:

                                         HEALTHCARE REALTY TRUST INCORPORATED

                                         By: /s/ J.D. Carter Steele
                                             ----------------------------------
                                             J.D. Carter Steele
                                             Senior Vice President and
                                             Chief Operating Officer

                                         OFFICER:

                                         /s/ David R. Emery
                                         --------------------------------------
                                         David R. Emery
                                         Date:  July 28, 2004

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